August 14, 2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of ABC, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 because our Firm has not yet completed our review of the financial statements of the Registrant for the year ended quarter ended June 30, 2002.

We hereby advise you that we have read the statements made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our review of the Registrant's financial statements due to the timing of our engagement as independent auditors and the commencement of our work, and as a result, have not yet had sufficient time to complete the procedures which we consider necessary in the circumstances.

Very truly yours,

/s/ BDO Seidman, LLP
--------------------